Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Sinclair Broadcast Group, Inc. for the registration of its 8 3/8% Senior Notes due 2018 and to the incorporation by reference therein of our report dated March 3, 2009, with respect to (a) the consolidated balance sheet of Sinclair Broadcast Group, Inc. as of December 31, 2008, and the related consolidated statements of operations, equity (deficit), comprehensive income (loss) and cash flows for the years ended December 31, 2008 and 2007, before the effects of the adjustments to retrospectively apply the changes in accounting described in Note 1 to the consolidated financial statements (the 2008 and 2007 financial statements before the effects of the adjustments discussed in Note 1 are not included or incorporated by reference into this Form S-4 or related Prospectus ) and (b) the financial statement schedule listed in the Index at Item 15(a) as of December 31, 2008 and 2007 and for the years then ended, included in Sinclair Broadcast Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

November 11, 2010